Exhibit 21

Significant Subsidiaries of Carnival Corporation and Carnival plc (1)

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Costa Crociere, S.p.A. (2)	Italy
HAL Antillen N.V.	Netherlands Antilles
Holland America Line N.V. (3)	Netherlands Antilles
Princess Bermuda Holdings Ltd.	Bermuda
Princess Cruise Lines Ltd. (4)	Bermuda
Sunshine Shipping Corporation Ltd. (“Sunshine”) (5)	Bermuda

(1)	Carnival Corporation, incorporated in the Republic of Panama, and Carnival plc, incorporated in England and Wales, are separate legal entities, which have entered into a DLC structure as discussed in Notes 1 and 3 to the Consolidated Financial Statements in Exhibit 13 to the joint Annual Report on Form 10-K. We have accounted for the DLC transaction under U.S. GAAP as an acquisition by Carnival Corporation of Carnival plc. Accordingly, we have determined the significant subsidiaries based upon the consolidated results of operations and financial position of Carnival Corporation & plc.

(2)	Subsidiary of Carnival plc.

(3)	Subsidiary of HAL Antillen N.V.

(4)	Subsidiary of Sunshine.

(5)	Subsidiary of Princess Bermuda Holdings Ltd.